CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site:  www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES 2014 RESULTS

Norton, Massachusetts, March 3, 2015.  CPS Technologies Corporation (NASDAQ:CPSH) today announced revenues of $5.9 million and a net profit of $619 thousand for the Fourth Quarter ended December 27, 2014.  This compares with revenues of $5.1 million and a net profit of $276 thousand for the Fourth Quarter ended December 28, 2013.

Revenues for the year ended December 27, 2014 totaled $23.1 million compared with $21.4 million for the year ended December 28, 2013.  Net income for the year totaled $1.0 million for both the fiscal years ended December 27, 2014 and December 28, 2013.

Grant Bennett, President and CEO, said, “We were very pleased with fourth quarter results as well as setting a revenue record for the year.  In the fourth quarter our gross margin percentage rebounded to 26%, up from 22% in our third quarter when we experienced manufacturing inefficiencies.

“In 2014 a key objective was to broaden our salesforce.  We added new sales representatives in Israel and in four regions in the USA.  Although our sales cycles are long, the new sales representatives are bearing fruit in generating prototyping opportunities and design wins that will generate future growth.

We are making progress in diversifying into new market segments to both generate growth, and, through the portfolio effect, help moderate fluctuations in demand in individual segments.   For example, in the fourth quarter shipments of fracking balls totaled $400 thousand and the final shipment of a component to the Raytheon Corporation for the development phase of the Advance Missile Defense Radar (“AMDR”) program totaled $300 thousand.   We believe that these two new products have the potential to be significant revenue streams in the years to come.  However, the sale of fracking balls is very volatile as oil prices fluctuate and future sales of our AMDR component is dependent upon the Navy approval to advance the Program into the production phase

Mr. Bennett continued, “Other important accomplishments in 2014 include generating cash to a level over $2 million at year end, the highest level in several years, qualifying for listing on NASDAQ as of January 8th, 2015, and adding Tom Culligan, retired Senior Vice-President of the Raytheon Corporation to our Board of Directors”.

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems.  CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines.  They are also used as heatspreaders in internet switches, routers and high-performance microprocessors.  CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2014 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)
	-----Quarter Ended-----		-----Year Ended-----
	Dec. 27,	Dec. 28,	Dec. 27,	Dec. 28,
	2014	2013	2014	2013

Total Revenues	$5,946,647	$5,099,890	$23,137,590	$21,405,999
Cost of Sales	4,411,717	3,738,700	17,666,780	16,048,922

Gross Margin	1,534,930	1,361,190	5,470,810	5,357,077
Operating Expenses	958,164	930,522	4,254,977	3,897,588

Operating income (loss)	576,766	430,668	1,215,833	1,459,489
Other income (expense), Net	6,883	(3,854)	5,083	(30,327)

Income (loss) before income taxes	583,649	426,814	1,220,916	1,429,162
Income tax expense (benefit)	(34,852)	150,987	218,148	462,707

Net income (loss)	618,501	275,827	1,002,768	966,455

Net income (loss) per diluted share	$0.05	$0.02	$0.08	$0.07
Shares outstanding, diluted	13,662,889	13,489,954	13,703,005	13,265,486

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Unaudited)
	Dec. 27,	Dec. 28,
	2014	2013

Assets
Current assets:
Cash and cash equivalents	$2,305,580	$1,571,054
Accounts receivable-trade, net	3,589,191	2,900,457
Inventories, net	2,528,954	2,183,699
Prepaid expenses	166,783	175,726
Deferred taxes, current	682,968	649,420

Total current assets	9,273,476	7,480,356
Property and equipment, net	1,757,543	1,832,787
Deferred taxes, non-current	1,617,497	1,826,482

Total assets	$12,648,516	$11,139,625

Liabilities and Equity
Current liabilities:
Accounts payable	1,352,418	1,091,909
Accrued expenses	1,049,616	1,106,813
Capital leases, current	—	76,372

Total current liabilities	2,402,034	2,275,094
Stockholders' equity	10,246,482	8,864,531

Total liabilities and stockholders' equity	$12,648,516	$11,139,625